EXHIBIT 10.2

WAYNE SAVINGS BANCSHARES, INC. /WAYNE SAVINGS COMMUNITY BANK
EMPLOYMENT AGREEMENT

PRESIDENT AND CEO

This Employment Agreement (Agreement) is made and entered into as of
November 3, 2014, by and between Wayne Savings Bancshares, Inc. (the Company), a Delaware corporation, with its principal administrative office at 151 North Market Street, Wooster, Ohio, the Company’s wholly owned subsidiary, Wayne Savings Community Bank (the Bank) and H. Stewart Fitz Gibbon III (the Executive). The Company and the Bank are sometimes referred to collectively herein as the Wayne Savings Entities.

WHEREAS, the Company agrees to employ Executive as the President and Chief Executive Officer of the Company and the Bank, subject to the authority and direction of the Company’s Board of Directors, and Executive agrees to accept such employment subject to the terms and conditions set forth herein; and

WHEREAS, the parties acknowledge that, by virtue of Executive’s activities on behalf of the Wayne Savings Entities, Executive will be entrusted with and will have access to certain Confidential Information (as hereinafter defined) related to the business and operations of the Wayne Savings Entities, which constitutes a valuable, special and unique asset of the respective entities, and which is protected by the Bank and the Company, respectively, in order to preserve their business, trade and goodwill; and

WHEREAS, the parties desire to set forth their understanding as to such Confidential Information as an integral part of the terms and conditions of Executive’s employment hereunder.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Company and of the Bank (the "Executive Position"). As President and Chief Executive Officer, Executive agrees to serve under the direction of the Company’s Board of Directors (“Board”) and to perform the usual and customary duties of the Executive Position and any specific duties as may be prescribed by the Board from time to time.

2.	TERMS AND DUTIES

(a) The Initial Term of Executive’s employment under this Agreement shall begin on November 3, 2014, and shall continue until December 31, 2016, unless terminated earlier in accordance with the terms herein. This Agreement, if still in effect, shall be reviewed annually thereafter by the Board, and may be renewed for successive one (1) year terms within the Board’s sole discretion. The respective rights and obligations under Sections 4 and 10 hereof shall survive the expiration of this Agreement (including the Initial Term and any renewal terms hereof).

(b) During the term of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in the Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement. For purposes of this Section 2(b), Board approval shall be deemed provided as to service with any such business, companies or organizations that Executive is serving currently as provided on Schedule 2(b) hereof.

3.	COMPENSATION AND REIMBURSEMENT.

(a)                The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described herein. The Executive shall be paid a salary of not less than $190,000.00 per annum, prorated for any partial year ("Base Salary") during the Initial Term hereof. Such Base Salary shall be payable biweekly. Executive's Base Salary shall be reviewed on or before January 1, 2016, and at least annually thereafter so long as this Agreement and any renewals thereof are in effect. Such review shall be conducted by a Committee designated by the Board. Base Salary shall include any amounts of compensation deferred by Executive under qualified and nonqualified plans maintained by the Bank.

(b)               During the Initial Term of this Agreement, Executive may be paid a discretionary bonus in the sole discretion of the Board, at such times, and in such amounts, not to exceed $20,000 in the aggregate, as the Board may determine, taking into consideration the overall performance and financial condition of the Bank, as well as specific criteria established by the Board (“Discretionary Bonus”).

(c)        The Bank will provide Executive with such employee benefit plans, arrangements and perquisites as are generally provided by the Bank to its executive employees, and as are in effect from time to time. Without limiting the generality of the foregoing provisions of this Subsection (c), Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company or the Bank in the future to their senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. In addition to the Discretionary Bonus, Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank or the Company in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than termination for Cause). Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

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(d)         The Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive in performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) The Wayne Savings Entities may terminate the Executive’s employment at any time during the Term with or without Cause. Upon the occurrence of an Event of Termination (as herein defined) during the Executive's Initial Term of employment under this Agreement or any renewal term thereof, the provisions of this Section 4 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) termination by the Wayne Savings Entities of Executive's full-time employment hereunder for any reason other than (A) termination for Cause (as defined in Section 8 hereof), (B) upon Retirement (as defined in Section 7 hereof), (C) Executive’s Disability (as set forth in Section 6 hereof) or death; (ii) Executive's resignation from employment following (A) a material change imposed by the Wayne Savings Entities or either of them in Executive's functions, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement), (B) a relocation by the Wayne Savings Entities or either of them of Executive's principal place of employment to a location more than 30 miles outside the City of Wooster, or a material reduction in the benefits and perquisites, including Base Salary, to the Executive from those being provided as of the effective date of this Agreement (except for any reduction that is part of a Company-wide reduction in employee pay or benefits), (C) a liquidation or dissolution of the Bank or the Company, or (D) a material breach of this Agreement by the Wayne Savings Entities or either of them; and (iii) the event specified in Section 4(b) hereof. Upon the occurrence of any event described in clauses (ii) (A), (B), (C) or (D) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within 90 days after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination. No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive's employment except as provided in Sections 4, 5, 6 or 7 hereof.

(b)         As used in this Agreement, an Event of Termination shall also mean and include involuntary termination of the Executive by the Wayne Savings Entities or either of them without Cause, or, based upon the occurrence of one or more of the events specified in clauses (ii) (A), (B), (C) or (D) of Section 4(a), voluntary resignation by the Executive on the effective date of, or within 12 months after, a Change in Control. For these purposes, a Change in Control shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank, or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder. The Executive’s voluntary resignation under this Section 4(b) shall not

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constitute an Event of Termination unless, within 90 days after the initial existence of the condition specified in clauses (ii) (A), (B), (C) or (D) of Section 4(a), the Executive gives notice of the existence of the condition or conditions to the Wayne Savings Entities, and unless the Wayne Savings Entities fail to remedy the condition or conditions within 30 days after receiving such notice from the Executive. If the 90-day notice period begins within 12 months after the Change in Control but, together with the 30-day cure period, extends past 12 months after the Change in Control, the voluntary resignation shall nevertheless be considered any Event of Termination for purposes of this Section 4(b).

(c)          Upon the termination of Executive’s employment constituting a separation from service, as defined in Code Section 409A, and resulting from an Event of Termination as defined in Section 4(a) or 4(b), provided that Executive has signed and delivered to the Wayne Savings Entities a release agreement in form and substance acceptable to the Wayne Savings Entities (“Release Agreement”) on or before the deadline set forth in the Release Agreement, which deadline shall not be later than 60 days after the date of Executive’s termination, and further provided that Executive has not revoked the Release Agreement within the deadline for revocation established by the Release Agreement, the Wayne Savings Entities, in accordance with the time line set forth below, shall pay Executive or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages (but not both), a lump sum cash amount (“Termination Payment”) equal to, in the case of an Event of Termination as defined in Section 4(a), one (1) times the sum of, or, in the case of an Event of Termination as defined in Section 4(b), two (2) times the sum of:

(i)	The highest annual rate of Base Salary paid to Executive at any time under this Agreement,

(ii)	The greater of (x) the average annual cash bonus paid to Executive with respect to the two completed fiscal years prior to the Event of Termination, or (y) the cash bonus paid to Executive with respect to the fiscal year ended prior to the Event of Termination, and

(iii)	The value of the employer matching contributions made on Executive’s behalf in the Wayne Savings 401(k) Retirement Plan, or any successor thereto, and the value of the employer contribution or allocation made on Executive’s behalf in the Wayne Savings Community Bank Restated Employee Stock Ownership Plan, or any successor thereto, in the calendar year preceding the year in which the Event of Termination occurs.

If Executive is not a specified employee as defined in Section 409A of the Internal Revenue Code and the rules promulgated thereunder (“Specified Employee”), the Termination Payment shall be made no later than ninety (90) days following the termination of Executive’s employment; provided, however, if the 90-day period following the date of the termination of Executive’s Employment ends in the year after the year in which the termination of employment occurs, the Termination Payment shall be made on the 90th day and shall not be made in the year in which the termination of employment occurs. Executive will not be permitted to specify the year in which the Termination Payment will be made.

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If Executive is a Specified Employee, the Termination Payment shall be made on the first day of the seventh month following the termination of Executive’s employment. The Termination Payment shall not be reduced in the event Executive obtains other employment following termination of employment.

Despite anything to the contrary in this Agreement, the Executive shall not be entitled to any severance benefits under Section 4 of this Agreement on account of employment termination unless the Executive's employment termination constitutes a separation from service, as that term is defined in Code Section 409A and the rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.

(d)         Upon the termination of Executive’s employment constituting a separation from service, as defined in Code Section 409A, and resulting from an Event of Termination as defined in Section 4(a) or 4(b), if Executive elects continuation coverage pursuant to section 4980B(f) of the Internal Revenue Code (“COBRA”), and, additionally, if, subsequent to the expiration of COBRA coverage, Executive purchases an individual policy with coverage substantially comparable to the coverage maintained by the Bank for all employees (hereinafter, individually or collectively, “Continuation Coverage”), provided that Executive has timely signed and delivered the Release Agreement to the Company as specified in Section 4(c) above, and has not thereafter revoked the Release Agreement, and further provided that neither the Bank nor any of its affiliates will incur any penalty or additional tax for failing to comply with any applicable law, Executive shall be reimbursed in an amount equal to the monthly premium paid by Executive for such Continuation Coverage, less any applicable tax withholdings (“Continuation Coverage Reimbursement Payments”) for a period not to exceed twelve (12) months following the termination of Executive’s employment in the case of an Event of Termination as defined in Section 4(a), or twenty-four (24) months in the case of an Event of Termination as defined in Section 4(b) .

If Executive is not a Specified Employee (as defined in Section 4(c) above), the monthly Continuation Coverage Reimbursement Payments shall commence no later than ninety (90) days following the termination of Executive’s employment; provided, however, if the 90-day period following the termination of Executive’s employment ends in the year after the year in which Executive’s employment termination occurs, the monthly Continuation Coverage Reimbursement Payments shall commence on the 90th day and shall not be made in the year in which employment termination occurs. Executive will not be permitted to specify the year in which the monthly Continuation Coverage Reimbursement Payments will commence.

If Executive is a Specified Employee, the Bank shall commence the monthly Continuation Coverage Reimbursement Payments on the first day of the seventh month following the termination of Executive’s employment.

Regardless of when the monthly Continuation Coverage Reimbursement Payments commence, the first such payment shall include the amount that the Executive would have received to the date of such commencement if the Continuation Coverage Reimbursement Payments had commenced immediately following the termination of Executive’s employment.

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Notwithstanding the foregoing, if the reimbursement of Executive’s Continuation Coverage payments hereunder would trigger the 20% tax and interest penalties under Section 409A of the Code, then the Continuation Coverage Reimbursement Payments shall not be provided, and in lieu thereof, Executive shall be paid a lump sum cash amount equal to the cost if the monthly Continuation Coverage Reimbursement Payments were made, provided that doing so will not cause the Wayne Savings Entities or any of their affiliates to incur any penalty or additional tax for failure to comply with any applicable law.

5.	RESERVED.

6.	DISABILITY.

(a)                  Short-Term. In the event of Executive’s failure to substantially perform his duties hereunder on a full-time basis for a period of not more than one hundred eighty (180) days due to incapacity resulting from physical or mental illness, the Wayne Savings Entities will continue to pay Executive’s Base Salary during the period of such incapacity, but only in the amounts and to the extent that disability benefits payable to the Executive under Wayne Savings Entities -sponsored insurance policies are less than Executive’s Base Salary.

(b) Long-Term. If Executive is incapacitated for a period of one hundred eighty (180) consecutive days so that he cannot perform his duties hereunder on a full-time basis, Executive’s employment will terminate upon the expiration of such one hundred eighty (180) day period, and Executive shall be entitled to receive all benefits payable as a result of the termination under the terms of the Wayne Savings Entities’ employee benefit plans.

7.	TERMINATION UPON RETIREMENT.

"Retirement" shall mean Executive’s voluntary termination of employment for the stated purpose of retirement, at the normal and customary retirement age, or in accordance with any retirement policy established with Executive's consent with respect to him. Upon termination of Executive’s employment due to Retirement, no amounts or benefits shall be due Executive under this Agreement and the Executive shall be entitled to all benefits under any retirement plan of the Wayne Savings Entities and other plans to which Executive is a party.

8.	TERMINATION FOR CAUSE.

The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, gross negligence in the performance of duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, commission of an act of moral turpitude, engagement in activities or conduct injurious to the reputation of the Wayne Savings Entities or either of them, material breach of any provision of this Agreement, or continued failure and/or refusal to correct any performance deficiencies within fifteen (15) days following receipt by the Executive of written notice from the Board of such deficiencies. Notwithstanding the

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foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause as defined herein, and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause (other than any vested stock options, vested restricted stock or vested benefits under any tax qualified or non-qualified employee benefit plan). Any non-vested stock options or restricted stock granted to Executive under any stock option plan or restricted stock plan of the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and any non-vested stock options shall not be exercisable by Executive at any time subsequent to such Termination for Cause, (unless it is determined in arbitration that grounds for termination of Executive for Cause did not exist, in which event all terms of the options or restricted stock as of the date of termination shall apply, and any time periods for exercising such options shall commence from the date of resolution in arbitration).

9.	NOTICE.

(a) Any purported termination for Cause shall be communicated by Notice of Termination to the Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. If, within thirty (30) days after any Notice of Termination for Cause is given, the Executive notifies the Bank or the Company that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, if applicable under Section 19 of this Agreement. Notwithstanding the pendency of any such dispute, the Bank and the Company may discontinue to pay Executive compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 of this Agreement, the payment of such compensation and benefits by the Bank and Company shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in the Wall Street Journal from time to time).

(b) Any other purported termination by the Wayne Savings Entities or by Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. "Date of Termination" shall mean the date of the Notice of Termination. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration if applicable, as provided in Section 19 of this Agreement. Notwithstanding the pendency of any such dispute, the Wayne Savings Entities shall

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continue to pay the Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause). In the event of the voluntary termination by the Executive of his employment, which is disputed by the Wayne Savings Entities, and if it is determined in arbitration, if applicable, or otherwise by a court of competent jurisdiction that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution, with interest thereon at the prime rate as published in the Wall Street Journal from time to time if it is determined that Executive's voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.

10.	POST-TERMINATION OBLIGATIONS.

(a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 10 during the Initial Term of this Agreement or any renewal term thereof, and for one (1) full year after the expiration or termination hereof.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Wayne Savings Entities as may reasonably be required by the Wayne Savings Entities in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(c) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Wayne Savings Entities and affiliates thereof, as they may exist from time to time, is a valuable, special and unique asset of the business of the Wayne Savings Entities. Executive will not, during or after the term of his employment, use or disclose to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Federal Deposit Insurance Corporation (the "FDIC"), or other federal banking agency with jurisdiction over the Bank or Executive), any knowledge of the past, present, planned or considered business activities of the Wayne Savings Entities or affiliates thereof or any Confidential Information. For purposes of this Agreement, Confidential Information shall mean all information or knowledge belonging to, used by, or which is in the possession of the Wayne Savings Entities relating to the Wayne Savings Entities’ business, business plans, strategies, pricing, sales methods, customers (including, without limitation, the names, addresses or telephone numbers of such customers), technology, programs, finances, costs, employees (including, without limitation, the names, addresses or telephone numbers of any employees), employee compensation rates or policies, marketing plans, development plans, computer programs, computer systems, inventions, developments, trade secrets, know how or confidences of the Wayne Savings Entities or the Wayne Savings Entities’ business, without regard to whether any of such Confidential Information may be deemed confidential or material to any third party, and the Wayne Savings Entities and the Executive hereby stipulate to the confidentiality and materiality of all such Confidential Information. The Executive acknowledges that all of the Confidential Information is and shall continue to be the exclusive proprietary property of the Wayne Savings Entities, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive. The Executive agrees that upon the termination of the Executive's

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employment with the Wayne Savings Entities for any reason, the Executive will return promptly to the Wayne Savings Entities all memoranda, notes, records, reports, manuals, pricing lists, prints and other documents (and all copies thereof) relating to the Wayne Savings Entities’ business which he may then possess or have within the Executive's control, regardless of whether any such documents constitute Confidential Information. The Executive further agrees that he shall forward to the Wayne Savings Entities all Confidential Information which at any time (including after the period of his employment with the Wayne Savings Entities) should come into the Executive's possession or the possession of any other person, firm or entity with which the Executive is affiliated in any capacity. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Wayne Savings Entities, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available.

(d) Executive agrees that, while he is employed by the Wayne Savings Entities and for a period of twenty-four months after the termination or cessation of such employment for any reason, Executive shall not:

(i)	Engage or participate, directly or indirectly, either as principal, agent, employee, employer, consultant, director, shareholder (except as the holder of not more than two percent of the stock of any publicly traded corporation) or in any other individual or representative capacity whatsoever, in the operation, management or ownership of any state or federally chartered financial institution engaged in a business in direct competition with the business of the Wayne Savings Entities (or any business proposed to be conducted by the Wayne Savings Entities at the time of such termination of employment) within any of the counties within the State of Ohio, or any counties contiguous thereto, in which the Bank is operating a branch at the time of such termination of Executive’s employment; or

(ii)	Directly or indirectly, alone or in conjunction with or on behalf of any other person, solicit, divert, take away or endeavor to take away from the Bank any person who was or is a customer or account of the Bank as of the date of Executive’s termination of employment with the Wayne Savings Entities or at any time during the six (6) months prior to the date thereof; provided, however, that nothing herein shall prohibit Executive from ceasing to be, or causing Executive’s immediate family members to cease to be, customers of the Bank.

(e) Executive agrees that he shall not at any time (whether during or for a period of one (1) year after the Executive's termination of employment with the Wayne Savings Entities), without the prior written consent of the Wayne Savings Entities, either directly or indirectly (i) solicit (or attempt to solicit), induce (or attempt to induce), cause or facilitate any employee, director, agent, consultant, independent contractor, representative or associate of the Wayne Savings Entities to terminate his, her or its relationship with the Wayne Savings Entities, or (ii) solicit (or attempt to solicit), induce (or attempt to induce), cause or facilitate any supplier of services or products to the Wayne Savings Entities to terminate or change his, her or its relationship with the Wayne Savings

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Entities, or otherwise interfere with any relationship between the Wayne Savings Entities and any of the Wayne Savings Entities’ suppliers of products or services.

(f) Executive agrees not to in any way slander or injure the business reputation or goodwill of the Wayne Savings Entities through any contact with customers, vendors, suppliers, employees or agents of the Wayne Savings Entities, or in any other way.

(g) Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Wayne Savings Entities’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Wayne Savings Entities (all of the foregoing being referred to herein as “Work Product”) belong to the Wayne Savings Entities. The Executive shall perform all actions reasonably requested by the Wayne Savings Entities (whether during or after the employment period) to establish and confirm such ownership of Work Product (including, without limitation, assignments, consents, powers of attorney and other instruments).

(h) Executive acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate interests of the Wayne Savings Entities. If the event of a breach or threatened breach by the Executive of any of the provisions of Section 10 hereof, the Wayne Savings Entities, or either of them, shall have the right to specifically enforce this Agreement by means of an injunction, it being acknowledged by the Executive and agreed upon by the parties that any such breach will cause irreparable injury to the Wayne Savings Entities for which money damage alone will not provide an adequate remedy. The rights and remedies enumerated above shall be in addition to, and not in lieu of, any other rights and remedies available to the Wayne Savings Entities at law or in equity.

(i) In the event any of the covenants contained in Section 10 or any portion thereof, shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that the Executive shall be subject to covenants that are reasonable under the circumstances and are enforceable by the Wayne Savings Entities. In any event, if any provision of this Agreement is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all unaffected provisions shall remain fully valid and enforceable.

(j) In the event of a violation of this Section 10, the applicable time periods provided in Section 10(d) and (e) shall be tolled during the time of such violation. No waiver of the provisions of this Section 10 shall be effective unless made in writing and signed by the Chairman of the Board of Directors on behalf of the Board.

11.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

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12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Wayne Savings Entities or either of them or any predecessors and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Notwithstanding the foregoing, this Agreement supersedes the November 30, 2006 Amended and Restated Employment Agreement, as amended, between the Bank and the Executive, which agreement is void and of no further force or effect.

13.	NO ATTACHMENT.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

This Agreement shall be binding upon, and inure to the benefit of, Executive and the Wayne Savings Entities and their respective successors and assigns.

14.	MODIFICATION AND WAIVER.

(a)                  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. In addition, notwithstanding anything in this Agreement to the contrary, the Wayne Savings Entities may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

(b)               No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	REQUIRED REGULATORY PROVISIONS.

(a)                The Board may terminate the Executive’s employment at any time, but any termination by the Board of Directors, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

(b)                  If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3)

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(12 U.S.C. §§ 1818(e)(3)) or 8(g) (12 U.S.C. § 1818(g)) of the Federal Deposit Insurance Act (the "FDI Act"), the Wayne Savings Entities’ obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Wayne Savings Entities may in their discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)                  If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e) (12 U.S.C. §§ 1818(e)) or 8(g) (12 U.S.C. § 1818(g)) of the FDI Act, all obligations of the Wayne Savings Entities under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)                 If the Bank is in default as defined in Section 3(x) (12 U.S.C. § 1813(x)(1)) of the FDI Act, all obligations of the Wayne Savings Entities under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)                 All obligations of the Wayne Savings Entities under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, by the Director or other designated official, at the time the FDIC or any other federal or state entity enters into an agreement to provide assistance to or on behalf of the Bank or approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the FDIC or other applicable regulatory authority to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)                 FDIC Part 359 Limitations. Despite any contrary provision in this Agreement, any payments made to Executive under this Agreement, or otherwise, shall be subject to compliance with 12 U.S.C. 1828 and FDIC Regulations 12 CFR Part 359, Golden Parachute Indemnification Payments, and any other regulations or guidance promulgated thereunder.

16.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Ohio but only to the extent not

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superseded by federal law.

19.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement and not involving a Change in Control shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within the Cleveland metropolitan area, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.	PAYMENT OF LEGAL FEES.

(a)                 All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement other than as a result of a Change in Control shall be paid or reimbursed by the Wayne Savings Entities, provided that the dispute or interpretation has been settled by Executive and the Wayne Savings Entities or judicially resolved in the Executive's favor.

(b)                 The Wayne Savings Entities are aware that, after a Change in Control, management could cause or attempt to cause the Wayne Savings Entities to refuse to comply with their obligations under this Agreement, or could institute or cause or attempt to cause the Wayne Savings Entities to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. The Wayne Savings Entities desire that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement in the event of a Change in Control, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder, and further desire that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if, after a Change in Control occurs, Executive reasonably believes that the Wayne Savings Entities or either of them (x) have failed to comply with any obligations under this Agreement, or (y) they, or any other person, have taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Wayne Savings Entities irrevocably authorize the Executive from time to time to retains counsel of the Executive’s choice at the Wayne Savings Entities’ expense as provided in this Section 20, to represent the Executive in the initiation or defense of any litigation or other legal action in any jurisdiction, whether by or against the Wayne Savings Entities or any director, officer, stockholder, or other person affiliated with the Wayne Savings Entities. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Wayne Savings Entities on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000.00, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate

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proceedings. The Wayne Savings Entities’ obligation to pay the Executive’s legal fees under this Section 20 operates separately from and in addition to any legal fee reimbursement obligation the Wayne Savings Entities may have with the Executive under any separate severance or other agreement. Despite any contrary provision of this Agreement, however, the Wayne Savings Entities shall not be required to reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [as U.S.C. 1828(k)] or Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

21.	INDEMNIFICATION.

The Wayne Savings Entities shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at the expense of the Wayne Savings Entities, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank or the Company, as appropriate), provided, however, neither the Bank nor Company shall be required to indemnify or reimburse the Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by the Executive.

22.	SUCCESSOR TO THE WAYNE SAVINGS ENTITIES.

The Wayne Savings Entities shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Wayne Savings Entities’ obligations under this Agreement, in the same manner and to the same extent that the Wayne Savings Entities would be required to perform if no such succession or assignment had taken place.

23.	COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 409A.

The Wayne Savings Entities and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986 and all other applicable laws. If, when Executive’s employment terminates, Executive is a Specified Employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including but not limited to Sections 4, 5, and 6, will result in additional tax or interest to Executive because of Section 409A, then despite any provision of this Agreement to the contrary Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. No interpretation of this Agreement which does not satisfy the requirements of Section 409A shall be

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applied; instead, such provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement. If any provision of this Agreement would subject Executive to additional tax or interest under Section 409A, the Bank shall reform the provision, maintaining to the maximum extent practicable the original intent of the applicable provision if it can do so without incurring any additional compensation expense, tax or penalties as a result of the reformed provision. References in this Agreement to Section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

Signature Page Follows

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SIGNATURES

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	WAYNE SAVINGS BANCSHARES, INC.

/s/ Brittany N. Hartzler	By:	/s/ Peggy J. Schmitz
Secretary		Peggy J. Schmitz, Chair
Board of Directors

WAYNE SAVINGS COMMUNITY BANK

/s/ Brittany N. Hartzler	By:	/s/ Rod C. Steiger
Secretary		Rod C. Steiger, Chair
Board of Directors

WITNESS:	EXECUTIVE:

/s/ Brittany N. Hartzler		/s/ H. Stewart Fitz Gibbon III
H. Stewart Fitz Gibbon III

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Schedule 2(b)

Approved Boards, Offices and Positions as of November 3, 2014:

CSBS working group

Wooster Area Chamber of Commerce

Buckeye Council, BSA

BSA Troop 61

St. James Episcopal Church, Assistant Treasurer

CAMO Finance Committee

Wooster Transit

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